EX- 99B(d)(2)(vii)

APPENDIX A

MATRIX INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO VARIABLE TRUST

Variable Trust Funds

VT Large Company Core Fund1

Most recent annual approval by the Board of Trustees: April 4, 2005

Appendix A amended: February 8, 2006

[1]	On February 8, 2006, the Board of Trustees approved the name change of Large Company Core Fund to VT Large Company Core Fund, which will become effective May 2006.

APPENDIX B

MATRIX INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO VARIABLE TRUST

This fee agreement is made as of the 1st day of February, 2005, between Wells Fargo Funds Management, LLC (the “Adviser”) and Matrix Asset Advisors, Inc. (the “Sub-Adviser”); and

WHEREAS, the parties and Wells Fargo Variable Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying annual rate of percentage of the assets of the Funds listed below:

Name of Fund	Breakpoints		Sub-Advisory Rate
VT Large Company Core Fund[1]	$ >$	0-$50M 50M	0.20 0.16	% %

[1]	On February 8, 2006, the Board of Trustees approved the name change of Large Company Core Fund to VT Large Company Core Fund, which will become effective May 2006.

The foregoing fee schedule is agreed to as of February 8, 2006 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

MATRIX ASSET ADVISORS, INC.

By:	/s/ Douglas Altabef
Douglas Altabef
Senior Managing Director

3